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Exhibit 14.1

BLUE RIDGE PAPER PRODUCTS INC.
CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER AND
SENIOR OFFICERS

1.     Complying with Law

        The Chief Executive Officer and other Senior Officers (collectively, the "Covered Officers") of Blue Ridge Paper Products Inc. (the "Company") should respect and comply with all of the laws, rules and regulations of the U. S. and other countries, and the states, counties, cities and other jurisdictions, in which the Company conducts its business or the laws, rules and regulations of which are applicable to the Company. As used in this Code of Ethics, the term "Senior Officers" shall mean and include the Company's Chief Executive Officer, Chief Financial Officer, Corporate Controller, Operations Controller, Treasurer, DairyPak Controller, Director Business Planning, Vice President General Manager/Packaging, Vice President General Manager/Paper and Vice President of Human Resources.

        Such legal compliance should include, without limitation, compliance with the "insider trading" prohibitions applicable to the Company and its employees, officers and directors under any Company policy and applicable federal and state securities laws. Generally, employees, officers and directors who have access to or knowledge of confidential or non-public information from or about the Company are not permitted to buy, sell or otherwise trade in the Company's securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Company's securities.

        This Code of Ethics for the Chief Executive Officer and Senior Officers does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors. Please consult the Company's Chief Financial Officer, Vice President of Human Resources and the various guidelines that the Company has prepared on specific laws, rules and regulations.

2.     Conflicts of Interest

        All Covered Officers should be scrupulous in avoiding a conflict of interest with regard to the Company's interests. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a Covered Officer, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of, Covered Officers and their respective family members may create conflicts of interest. Applicable federal law may prohibit loans to directors and executive officers.

        Conflicts of interest are prohibited as a matter of Company policy, except as otherwise approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Board of Directors. Any Covered Officer who becomes aware of a conflict or potential conflict should bring it to the attention of the Board of Directors.

        It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on the Company's behalf.

3.     Corporate Opportunity

        Covered Officers are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.

        Covered Officers owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4.     Confidentiality

        Covered Officers must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Board of Directors or required by laws, regulations or legal proceedings. Covered Officers should consult the Board of Directors if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed.

5.     Ethical Conduct and Fair Dealing

        Each Covered Officer should at all times engage in and promote honest and ethical conduct. Each Covered Officer should endeavor to deal fairly with the Company's customers, suppliers, competitors, officers and employees. No Covered Officer should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

6.     Protection and Proper Use of Company Assets

        All Covered Officers should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes.

7.     Accounting Complaints

        The Company's policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any Covered Officer has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors (which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially). Such submissions may be directed to the attention of the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive offices of the Company or otherwise as provided in the Company's Policy Regarding Accounting Complaints.

8.     Reporting Any Illegal or Unethical Behavior

        Covered Officers who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should contact the Audit Committee of the Board of Directors of the Company. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings. The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

9.     No Retaliation

        The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

10.   Public Company Reporting

        As a company filing periodic reports under the Securities Exchange Act of 1934, as amended, it is of critical importance that the Company's filings with the Securities and Exchange Commission be accurate and timely. Covered Officers will be required to provide necessary information to assure that the Company's public reports are complete, fair and understandable. The Company expects Covered Officers to take this responsibility very seriously and to provide prompt, accurate answers to inquiries related to the Company's public disclosure requirements.

11.   U.S. Foreign Corrupt Practices Act

        The U. S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U. S. government personnel. The promise, offer or delivery to an official or employee of the U. S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

12.   Unfair Competitive Practices

        We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent or inducing such disclosures by past or present employees of other companies is prohibited.

13.   Business Entertainment and Gifts

        The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

14.   Maintenance of Books and Records

        All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

15.   Amendment, Modification and Waiver

        This Code may be amended, modified or waived by the Board of Directors, subject to the applicable disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and any applicable rules of any stock exchange or stock market.

ACKNOWLEDGEMENT

        I acknowledge that I have read the Blue Ridge Paper Products Inc. Code of Ethics for the Chief Financial Officer and Senior Officers and I agree to comply with such Code of Ethics.

/s/ Richard A. Lozyniak Name: Richard A. Lozyniak Date: February 21, 2005

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BLUE RIDGE PAPER PRODUCTS INC. CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER AND SENIOR OFFICERS